Exhibit 99

Magnum and Sekhar Research Innovations Join Forces to Develop Next Generation Rubber
Processing Aids and Range of Custom Multi Application Compounds

Monday October 13, 11:33 am ET

Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR - News) announces its new research & development programs, long term partnership, and joint venture with Sekhar Research Innovations Sdn Bhd (SRI). Magnum will receive immediate exclusivity for North America and future global rights to an array of next generation cost saving custom compounds targeted at a wide spectrum of applications. In addition, Magnum will have access to state of the art processing aids and new world proprietary rubber recycling equipment. These developments will Revolutionize the Global Rubber Processing & Next Generation Compounding Market Worldwide

Chairman of Magnum, Joe Glusic, stated, "Magnum has now positioned itself in the global arena by locating a facility in Malaysia with capability for R & D, high performance compounding, processing aids, recycling solutions, and advanced state of the art equipment." Its new office will be located locally in Malaysia with SRI. "This really puts us on par with many other larger and more sophisticated companies and conglomerates. Actually, it puts us in prime position to be the first public company to operate and produce turnkey rubber recycling solutions, and could be the first Company to actually revolutionize the way rubber is recycled and processed worldwide."

Magnum will accelerate its plan to produce ultra fine powders, and will now produce high performance compounds & processing aids both in Malaysia and in Canada at its existing Magog facility. These new additions will dramatically boost the return on investment for the products we produce. The profit margins associated with rubber powders and ancillary compounding will be significantly higher than producing conventional products like buffing and nuggets. Being further up the value and performance chain also means it will lead to substantial increases in consumption and consequent revenue. In addition to our facility in Malaysia, we will also use the new Research and Training facility located adjacent to our production facility in Magog to accelerate the introduction of the full range of cost saving multi application compounds and processing aids into the North American compounding community.

Sekhar Research Innovations Sdn Bhd and Magnum D'Or resources, Inc. is currently using its advanced technologies along with continued research & development to produce the next generation of retread compounds and reactivated ambient /cryogenic rubber powders for the world market.

We have tested and formulated a number of high-tech and revolutionary innovative methods for the recycling of scrap tires, although not all of them represent recycling in its original meaning. These methods differ in regard to their products, feasibility, technical efficiency and ecological compatibility; however, it is our goal to work with technologies that provide the optimum solutions in meeting today's needs in commercially and technically viable manner.

We are also working on specific programs to substantially increase the speed, cost efficiency, processing capacities and performance specifications of existing devulcanization technologies. Program Research reaches into the development of cutting edge Processing Aids with emphasis on high performance specifications and low cost implementation. (Processing aids are materials, chemicals and products that modify the behavior of compounds in terms of characteristics during process and or performance parameters in the final product. In rubber, processing aids have become a vital component in nearly all manufactured products, molded, extruded or otherwise.)

By working on the establishment of these specialized recycled compounds into accepted standardized raw material compounds, we are moving away from the conventional filler and diluents market and into the value added compounds that contribute to the performance of the final product.

About SRI:

SRI was founded by the doyen of modern Rubber Technology, the late Tan Sri Dr. B.C. Sekhar to develop and commercialize proprietary innovations and technologies developed by him. Today SRI in addition boasts new cutting edge solutions in elastomeric processing technologies and proprietary next generation equipment and processes for the rubber recycling industry developed by his son Gopinath B. Sekhar. SRI is also providing a new perspective to an old and traditional industry with new technically specified rubbers and specialized low protein latex. With proprietary technologies designed for promoting improved properties, as well as, cost reductions in processing techniques, SRI is positioned to be a global leader in the manufacture and development of new and substitutive rubber products.

http://srielastomers.com/research